QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Suncor Energy Inc.

        We, KPMG LLP, consent to the use of our report dated February 26, 2020, on the consolidated financial statements of Suncor Energy Inc. (the "Company"), which comprise the consolidated balance sheet of the Company as of December 31, 2019, the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended and the related notes, and on the effectiveness of internal control over financial reporting which is incorporated by reference herein and to the reference to our firm under the heading "Auditors" in the prospectus.

/s/ KPMG LLP Chartered Professional Accountants May 29, 2020 Calgary, Canada

QuickLinks

  Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM